SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 29, 2006

                       LIGAND PHARMACEUTICALS INCORPORATED
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                                    000-20720
                            (Commission File Number)

                           10275 SCIENCE CENTER DRIVE,
                              SAN DIEGO, CALIFORNIA
                    (Address of principal executive offices)

                                 (858) 550-7500
              (Registrant's telephone number, including area code)

                                   77-0160744
                      (I.R.S. Employer Identification No.)

                                   92121-1117
                                   (Zip Code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)
|X| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))







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ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

         On September 6, 2006, Ligand Pharmaceuticals Incorporated, a Delaware corporation (the "Company"), King Pharmaceuticals,Inc., a Tennessee corporation, and King Pharmaceuticals Research and Development, Inc., a Delaware corporation and wholly owned subsidiary of King Pharmaceuticals (collectively "King") entered into a Purchase Agreement (the "Purchase Agreement"), pursuant to which King has agreed to acquire all of the Company's rights in and to Avinza(R) (morphine sulfate extended-release capsules) in the United States, its territories and Canada, including, among other things, all Avinza(R) inventory, equipment, records and related intellectual property, and assume certain liabilities as set forth in the Purchase Agreement (collectively, the "Transaction"). In addition, King agreed, subject to the terms and conditions of the Purchase Agreement, to offer employment following the closing of the Transaction (the "Closing") to certain of the Company's existing sales representatives that support the sale of Avinza(R) or otherwise reimburse the Company for certain agreed upon severance arrangements offered to any such non-hired representatives. Each party had the right to terminate the Purchase Agreement if the Closing had not occurred by December 31, 2006
(the "Outside Date").

         In connection with the Transaction, King committed to loan the Company, at the Company's option, $37.75 million (the "Loan"). The Loan was drawn on October 12, 2006 and is subject to certain market terms, including a 9.5% interest rate and a security interest in the assets that comprise Avinza(R) and certain of the proceeds of the Company's sale of certain other assets. Under the original terms of the Loan, if the Closing occurred by January 8, 2007, accrued interest on the Loan would be forgiven and the outstanding principal amount due thereunder would be credited against the Closing Payment. If the Loan were drawn by the Company and the Closing did not occur by such date, accrued interest and the outstanding principal amount due thereunder would become due on January 1, 2007.

         On January 3, 2007, the Company and King executed an amendment to the Purchase Agreement (the "Amendment") effective as of November 30, 2006 and a letter agreement effective as of December 29, 2006 (the "Side Letter"). Under the Amendment, the parties agreed that King could make offers to the Ligand sales representatives, plus its regional business managers starting on November 30,2006, such offers to be contingent on the Closing. The Parties agreed on certain related termination, bonus and severance terms with respect to those sales representatives and regional business managers that did not receive offers from King.

         The parties further amended the Purchase Agreement to move the Outside Date from December 31, 2006 to February 28, 2007.

         Also on September 6, 2006, the Company entered into a Contract Sales Force Agreement (the "Sales Agreement") with King, pursuant to which King has agreed to conduct a detailing program to promote the sale of Avinza(R) for an agreed upon fee, subject to the terms and conditions of the Sales Agreement. As part of the Amendment, the parties agreed that termination of the Sales Agreement would be subject to 60 days advance notice, instead of the original 30 days.

         In connection with the Loan, King and Ligand executed the Side Letter on January 3, 2007 which provides that Ligand will repay the Loan, with interest then due on January 8, 2007 and, if the Closing occurs on or before February 28, 2007 the interest will be refunded to Ligand at the Closing. The interest refund would be in addition to any credits due under the Purchase Agreement at Closing, including Ligand's $37.75 million termination payment to Organon Pharmaceuticals USA in October 2006, for which the Loan proceeds were used.

         The foregoing descriptions of the various agreements entered into in connection with the Transaction do not purport to be complete and are qualified in their entirety by reference to such agreements. The Amendment and Side Letter are attached hereto as exhibits and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)      Exhibits

         EXHIBIT NO.       DESCRIPTION

         2.1 Amendment Number 1 to Purchase Agreement, Contract Sales Force Agreement and Confidentiality Agreement by and between Ligand and King effective as of November 30, 2006.

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         10.1     Letter Agreement by and between Ligand and King effective as of December 29, 2006.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned.


                            LIGAND PHARMACEUTICALS INCORPORATED




Date : January 5, 2007      By:      /s/ Warner Broaddus
                            Name:    Warner Broaddus
                            Title:   Vice President, General Counsel & Secretary